Exhibit 99.1

Boxed Announces the Appointment of AEON Executive to its Board

NEW YORK, July 15, 2022 (GLOBE NEWSWIRE) -- Boxed, Inc. (NYSE:BOXD, BOXD WS) (“Boxed” or the “Company”), an online platform which sells household consumables in bulk and licenses its e-commerce software to enterprise retailers, today announced the addition of Tsukasa Ojima, Executive Officer, Business Development and Branding at AEON Co. Ltd (“AEON”), one of the world’s largest retailers, to its Board of Directors, effective immediately.

In September of 2021, Boxed and AEON launched a partnership to use Boxed’s proprietary e-commerce technology to power AEON digital capabilities in the Malaysian market. Recently, Boxed announced a signed Memorandum of Understanding with AEON’s affiliate, AEON Vietnam Company Limited, to launch Boxed’s end-to-end software and services platform in the Vietnamese market.

Over the last 30 years, Mr. Ojima has established himself as a top business executive in Asia, through a variety of management positions in commercial and investment banking with leading financial institutions, including Sanwa Bank (now MUFG Bank, Ltd.), Lehman Brothers Japan, Inc. and Nomura Securities. Before joining AEON, Mr. Ojima served as Director, Vice President, and Executive Officer of Wealth Management Inc. He also serves as a Director of OOTOYA Holdings Co., Ltd.

Mr. Ojima fills a seat vacated when Board member Yuki Habu accepted a new role as a member of the Board of Directors at AEON, where she serves as a senior executive. Given the increased time commitment required with this appointment, she decided to step off the Board at Boxed.

“I’m honored to welcome Mr. Ojima to our Board of Directors,” said Chieh Huang, CEO of Boxed. “He has a well-earned reputation as a tireless leader and executive, and his experience and knowledge will make him a valuable member to an already talented Board.”

About Boxed
Boxed is an e-commerce retailer and an e-commerce enabler. The Company operates an e-commerce retail service that provides bulk pantry consumables to businesses and household customers, without the requirement of a “big-box” store membership. This service is powered by the Company’s own purpose-built storefront, marketplace, analytics, fulfillment, advertising, and robotics technologies. Boxed further enables e-commerce through its Software & Services business, which offers customers in need of an enterprise-level e-commerce platform access to its end-to-end technology. The Company has developed a powerful, unique brand, known for doing right by its customers, employees and society. For more information visit www.boxed.com.

Media Contact
David Taft
dave@boxed.com
(732) 895-8238